Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

First Quarter 2019 Results

First Quarter 2019 Results

•
Net Income Attributable to Common Stockholders of $0.62 Per Share for First Quarter 2019 Compared to $0.83 Per Share for First Quarter 2018 (2019 Included Gains on Sales of Real Estate Investments and Non-Operating Real Estate of $2.3 Million, or $0.06 Per Share, Compared to $10.3 Million, or $0.30 Per Share, in First Quarter 2018)

•	Funds from Operations of $1.20 Per Share for First Quarter 2019 Compared to $1.14* Per Share for First Quarter 2018, an Increase of 5.3%

•
Same Property Net Operating Income for the Annual Same Property Pool (Excluding Income From Lease Terminations) for First Quarter 2019 Increased 3.7% on a Straight-Line Basis and 4.5% on a Cash Basis Compared to First Quarter 2018

•	97.7% Leased and 96.9% Occupied as of March 31, 2019; Average Occupancy of 96.9% for the Quarter

•	Rental Rates on New and Renewal Leases Increased an Average of 14.2% on a Straight-Line Basis

•	Started Construction of Five Development Projects Containing 650,000 Square Feet with Projected Total Costs of $65 Million

•	Transferred Three 100% Leased Development and Value-Add Projects (421,000 Square Feet) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 19 Projects (2.5 Million Square Feet) at March 31, 2019 with a Projected Total Investment of $232 Million

•	Sold an Operating Property Containing 51,000 Square Feet for $3.8 Million (Gain of $2.3 Million Was Not Included in FFO)

•	Declared 157th Consecutive Quarterly Cash Dividend: $0.72 Per Share

•	Issued 232,205 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Program at an Average Price of $107.66 During the Quarter with Gross Proceeds of $25.0 Million

•	Closed $80 Million of Senior Unsecured Private Placement Notes with a Fixed Interest Rate of 4.27%

* See Funds from Operations section on page 2 for discussion of adjustment from previously reported FFO of $1.16 per share for the First Quarter of 2018.

JACKSON, MISSISSIPPI, April 22, 2019 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”) announced today the results of its operations for the three months ended March 31, 2019.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our first quarter results demonstrate the strength and depth of our team, the quality of our portfolio and the continued health within the broad industrial market. We are reaping the rewards from both a strong economy and the persistent favorable evolution within the last mile logistics market. The advancing shift for distribution to be closer to the consumer and ideally, a growing consumer base is an affirmation of our in-fill, shallow bay, Sunbelt operating strategy.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (“EPS”) was $0.62 for the three months ended March 31, 2019, compared to $0.83 for the same period of 2018. The Company’s property net operating income (“PNOI”) increased by $4,945,000 ($0.14 per share) for the three months ended March 31, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments and non-operating real estate of $2,325,000 ($0.06 per share) during the three months ended March 31, 2019, as compared to $10,308,000 ($0.30 per diluted share) during the same period of 2018. In addition, depreciation and amortization expense increased by $2,061,000 ($0.06 per diluted share) during the first quarter of 2019 as compared to the same period of 2018.

FUNDS FROM OPERATIONS

For the quarter ended March 31, 2019, funds from operations attributable to common stockholders (“FFO”) was $1.20 per share compared to $1.14 per share for the same quarter of 2018, an increase of 5.3%. The Company initially reported FFO of $1.16 per share during the first quarter of 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

PNOI increased by $4,945,000, or 9.6%, during the quarter ended March 31, 2019, compared to the same period of 2018. PNOI increased $2,492,000 from newly developed and value-add properties, $1,852,000 from same property operations (based on the annual same property pool) and $822,000 from 2018 acquisitions; PNOI decreased $276,000 from operating properties sold in 2018 and 2019.

The annual same property pool PNOI (excluding income from lease terminations) increased 3.7% for the quarter ended March 31, 2019, compared to the same quarter in 2018; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 4.5%. The annual same property pool for the first quarter of 2019 includes properties which were included in the operating portfolio for the entire period from January 1, 2018 through March 31, 2019; this pool is comprised of properties containing 36,948,000 square feet.

Rental rates on new and renewal leases (4.1% of total square footage) increased an average of 14.2% for the first quarter.

FFO, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

In January, EastGroup completed the sale of World Houston 5 for $3.8 million. The 51,000 square foot, single-tenant building was constructed in 1993. The Company recognized a gain on the sale of $2.3 million, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

EastGroup is under contract to acquire Logistics Center 6 & 7, which contains a total of 142,000 square feet of multi-tenant distribution space in two buildings in Dallas. The buildings, which are located in a master-planned park on DFW International Airport-owned property with a 40-year ground lease, were developed in 2018 and are currently 19% leased. EastGroup anticipates closing the $13 million acquisition in late April, and the Company estimates its total investment in the property, including improvements during the lease-up phase, will be approximately $15 million.

The Company has exercised an option to re-purchase Interstate Commons Distribution Center in the southwest submarket of Phoenix for $9.2 million. Through eminent domain procedures, the Company previously sold the property to the Arizona Department of Transportation in 2016. The two multi-tenant distribution buildings, which are located adjacent to existing EastGroup assets, contain 142,000 square feet and will be re-developed by the Company with a

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

projected total investment of $12 million. The value-add acquisition is expected to close during the second quarter of 2019.

EastGroup is under contract to acquire, with a joint venture partner, 7 acres of land in the central submarket of San Diego for $13 million; the Company will be a 95% partner in the venture. The Company expects the land acquisition to close during the second quarter of 2019. The land is currently leased to a company that operates a parking lot on the site. In the future, EastGroup and its joint venture partner plan to develop a distribution building containing approximately 125,000 square feet.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the first quarter, EastGroup began construction of five development projects in five different cities, all of which are located in existing EastGroup parks. The buildings will contain a total of 650,000 square feet and have projected total costs of $65 million.

The development projects started during the first three months of 2019 are detailed in the table below:

Development Projects Started in 2019	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Gateway 5	Miami, FL	187,000	08/2020	$22,400
Parc North 6	Dallas, TX	96,000	09/2020	8,900
Steele Creek IX	Charlotte, NC	125,000	10/2020	9,800
Eisenhauer Point 9	San Antonio, TX	82,000	12/2020	6,400
World Houston 45	Houston, TX	160,000	12/2020	17,600
Total Development Projects Started		650,000		$65,100

At March 31, 2019, EastGroup’s development and value-add program consisted of 19 projects (2,493,000 square feet) in 10 cities. The projects, which were collectively 50% leased as of April 19, 2019, have a projected total cost of $232 million.

During the first quarter, EastGroup transferred (at the earlier of 90% occupied or one year after completion) three development projects, Siempre Viva in San Diego, CreekView 121 3 & 4 in Dallas, and Horizon VI in Orlando, to the real estate portfolio. The three fully-occupied projects contain a total of 421,000 square feet.

The development and value-add properties transferred to the real estate portfolio during the first three months of 2019 are detailed in the table below.

Development and Value-Add Properties Transferred to Real Estate Properties in 2019	Location	Size	Conversion Date	Cumulative Cost as of 3/31/19	Percent Leased as of 4/19/19
		(Square feet)		(In thousands)

Siempre Viva	San Diego, CA	115,000	01/2019	$14,142	100%
CreekView 121 3 & 4	Dallas, TX	158,000	03/2019	15,539	100%
Horizon VI	Orlando, FL	148,000	03/2019	12,234	100%
Total Projects Transferred		421,000		$41,915	100%

Subsequent to quarter-end, the Company began construction of two development projects: SunCoast 6, an 81,000 square foot multi-tenant distribution building in Ft. Myers with a projected total cost of $8 million, and World Houston 43, an 86,000 square foot multi-tenant distribution building in Houston with a projected total cost of $7 million.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DIVIDENDS

EastGroup declared cash dividends of $0.72 per share in the first quarter of 2019. The first quarter dividend, which was paid on April 15, 2019, was the Company’s 157th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 26 consecutive years and has increased it 23 years over that period, including increases in each of the last seven years.  The annualized dividend rate of $2.88 per share yielded 2.6% on the closing stock price of $110.69 on April 18, 2019.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 21.5% at March 31, 2019.  For the first quarter, the Company had interest and fixed charge coverage ratios of 5.97x and a debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) ratio of 5.30x.

During the first quarter, EastGroup issued and sold 232,205 shares of common stock under its continuous equity program at an average price of $107.66 per share, providing gross proceeds to the Company of $25.0 million.

In March, the Company closed $80 million of senior unsecured private placement notes with an insurance company. The notes have a 10-year term and a fixed interest rate of 4.27% with semi-annual interest payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Subsequent to quarter-end, EastGroup repaid a mortgage loan with a balance of $46.0 million, an interest rate of 7.5% and an original maturity date of May 5, 2019.

OUTLOOK FOR 2019

EPS for 2019 is now estimated to be in the range of $2.31 to $2.41.  Estimated FFO per share attributable to common stockholders for 2019 is now estimated to be in the range of $4.84 to $4.94. The Company raised the mid-point of FFO guidance from $4.84 to $4.89. The table below reconciles projected net income attributable to common stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

	Low Range		High Range
	Q2 2019	Y/E 2019	Q2 2019	Y/E 2019
	(In thousands, except per share data)

Net income attributable to common stockholders	$19,150	85,894	20,628	89,608
Depreciation and amortization	24,049	95,960	24,049	95,960
Gain on sales of real estate investments	—	(2,325)	—	(2,325)
Funds from operations attributable to common stockholders	$43,199	179,529	44,677	183,243

Diluted shares	36,939	37,131	36,939	37,131

Per share data (diluted):
Net income attributable to common stockholders	$0.52	2.31	0.56	2.41
Funds from operations attributable to common stockholders	1.17	4.84	1.21	4.94

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2019	Initial Guidance for Year 2019	Actual for Year 2018
FFO per share	$4.84 - $4.94	$4.79 - $4.89	$4.66 (1)
FFO per share increase over prior year period (1)	4.9%	3.9%	9.6%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — annual same property pool	2.9% - 3.9% (2)	2.4% - 3.4% (2)	3.8%
Cash basis — annual same property pool (3)	3.8% - 4.8% (2)	3.5% - 4.5% (2)	4.3%
Average month-end occupancy	96.4%	96.2%	96.1%
Lease termination fee income	$765,000	$450,000	$294,000
Reserves for uncollectible rent	$800,000	$900,000	$784,000
Development starts:
Square feet	1.7 million	1.5 million	1.7 million
Projected total investment	$160 million	$141 million	$148 million
Value-add property acquisitions	$55 million	None	$14 million
Operating property acquisitions	$50 million	$50 million	$57 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$45 million	$47 million	$23 million
Unsecured debt closing in period	$160 million at 4.5% weighted average interest rate	$140 million at 4.8% weighted average interest rate	$60 million at 3.93%
Common stock issuances	$145 million	$60 million	$159 million
General and administrative expense	$15.6 million	$14.4 million	$13.8 million

(1) The Company initially reported FFO of $4.67 for the year 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

(2) Includes properties which have been in the operating portfolio since 1/1/18 and are projected to be in the operating portfolio through 12/31/19 (annual same property pool); includes 36,762,000 square feet.

(3) Cash basis excludes straight-line rent adjustments and amortization of above/below market rent intangibles.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments, and (2) funds from operations attributable to common stockholders (“FFO”).

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has revised prior periods to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation. The Company presents Same PNOI as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its first quarter and review the Company’s current operations on Tuesday, April 23, 2019, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9173 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Tuesday, April 30, 2019.  The telephone replay can be accessed by dialing 1-800-723-0389, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 42.3 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company’s ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company’s ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel;

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors.”

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2019	2018
REVENUES
Income from real estate operations	$78,637	72,120
Other revenue	161	83
	78,798	72,203
EXPENSES
Expenses from real estate operations	22,302	20,676
Depreciation and amortization	23,746	21,685
General and administrative	3,844	3,463
Indirect leasing costs	93	—
	49,985	45,824
OTHER INCOME (EXPENSE)
Interest expense	(8,846)	(8,607)
Gain on sales of real estate investments	2,325	10,222
Other	242	754
NET INCOME	22,534	28,748
Net income attributable to noncontrolling interest in joint ventures	(5)	(35)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	22,529	28,713
Other comprehensive income (loss) - cash flow hedges	(2,313)	3,606
TOTAL COMPREHENSIVE INCOME	$20,216	32,319

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.83
Weighted average shares outstanding	36,465	34,689
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.83
Weighted average shares outstanding	36,526	34,736

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2019	2018

NET INCOME	$22,534	28,748
(Gain) on sales of real estate investments	(2,325)	(10,222)
(Gain) on sales of non-operating real estate	—	(86)
(Gain) on sales of other	—	(427)
Interest income	(33)	(55)
Other revenue	(161)	(83)
Indirect leasing costs	93	—
Depreciation and amortization	23,746	21,685
Company’s share of depreciation from unconsolidated investment	35	31
Interest expense (1)	8,846	8,607
General and administrative expense (2)	3,844	3,463
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(52)	(79)
PROPERTY NET OPERATING INCOME (PNOI)	56,527	51,582
PNOI from 2018 Acquisitions	(822)	—
PNOI from 2018 and 2019 Development Properties	(3,314)	(822)
PNOI from 2018 and 2019 Operating Property Dispositions	(23)	(299)
Other PNOI	47	102
SAME PNOI	52,415	50,563
Net lease termination fee (income) from same properties	(140)	(131)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS	$52,275	50,432

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$22,529	28,713
Depreciation and amortization	23,746	21,685
Company’s share of depreciation from unconsolidated investment	35	31
Depreciation and amortization from noncontrolling interest	(47)	(44)
(Gain) on sales of real estate investments	(2,325)	(10,222)
(Gain) on sales of non-operating real estate	—	(86)
(Gain) on sales of other	—	(427)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$43,938	39,650

NET INCOME	$22,534	28,748
Interest expense (1)	8,846	8,607
Depreciation and amortization	23,746	21,685
Company’s share of depreciation from unconsolidated investment	35	31
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	55,161	59,071
(Gain) on sales of real estate investments	(2,325)	(10,222)
(Gain) on sales of non-operating real estate	—	(86)
(Gain) on sales of other	—	(427)
EBITDA for Real Estate (EBITDAre)	$52,836	48,336
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.83
Funds from operations (FFO) attributable to common stockholders	$1.20	1.14	(3)
Weighted average shares outstanding for EPS and FFO purposes	36,526	34,736

(1) Net of capitalized interest of $2,036 and $1,602 for the three months ended March 31, 2019 and 2018, respectively.

(2) Net of capitalized development costs of $1,571 and $1,123 for the three months ended March 31, 2019 and 2018, respectively.

(3)  The Company initially reported FFO of $1.16 per share during the first quarter of 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.